SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 March 12, 2004
                Date of Report (Date of earliest event reported)


                              TRUSTMARK CORPORATION
             (Exact name of registrant as specified in its charter)


  Mississippi                       0-3683                       64-0471500
(State or other            (Commission File Number)             (IRS Employer
 jurisdiction of                                             Identification No.)
 incorporation)



                             248 East Capitol Street
                                Jackson, MS 39201
          (Address, including zip code, of principal executive office)


                                 (601) 208-5111
              (Registrant's telephone number, including area code)

Item 5.   Other Events and Regulation FD Disclosure

Trustmark Corporation (NASDAQ:TRMK) announced that Trustmark National Bank has completed the purchase of five branches of Allied Houston Bank as of the close of business today. Under the terms of the agreement dated December 9, 2003, Trustmark acquired five branches serving the greater Houston market with approximately $145 million in loans and $160 million in deposits for a $10 million deposit premium.

Richard G. Hickson, Chairman and CEO of Trustmark, stated, "We are delighted to expand the Trustmark franchise into the Houston market and welcome our newest clients and associates to the Trustmark family. The clients served by these offices and the demographics of Houston represent an outstanding opportunity for Trustmark. We look forward to providing banking and financial solutions in one of the fastest growing and most desirable markets in the country."

Hickson also announced Lee D. Cutrone, Jr., has been elected President and CEO of the Texas Division of Trustmark National Bank. Cutrone will be responsible for directing the banking and financial services activities in Texas with primary emphasis on expanding the company's presence in the greater Houston market.

Cutrone has acquired extensive managerial experience within the banking community during his nearly thirty-year financial career. Prior to joining Trustmark, Cutrone was City President for Compass Bank in Houston, where he focused on small business, mid-market, residential and commercial real estate lending. Previously, his career included broad experience in senior management positions within international, corporate and commercial banking, primarily in the Pittsburgh area PNC Bank and ABN Amro.

"We are delighted with our expansion into Texas and the opportunity to have Lee manage our Texas division," said Hickson. "After having experienced eighteen years of my banking career in Texas, I understand the caliber of person necessary to operate a successful organization in this marketplace. Lee possesses an extensive knowledge of the Houston market, and his proven leadership abilities will benefit Trustmark as we expand our position as a financial services company in Texas. As President and CEO of the Texas Division, he will play a significant role in the future of Trustmark."

"It is with great enthusiasm that I accept this new challenge and the opportunity to advance the Trustmark business philosophy throughout Texas," said Cutrone. "Trustmark has consistently been recognized as an outstanding business leader in the financial services industry, and I share the commitment to superior customer satisfaction exemplified by Trustmark associates and directors. I look forward to being associated with Trustmark's continued success."

A graduate of the University of Pittsburgh with a master's degree in Public and International Affairs, Cutrone also served in the United States Army from 1971 until 1974. He has been active in community service, most recently affiliated with boards for the Boy Scouts of America, as well as the University of St. Thomas and the World Affairs Council both in Houston, Texas.

Trustmark is a financial services company providing banking and financial solutions through over 145 offices and 2,400 associates in Mississippi, Florida, Tennessee and Texas. For additional information, visit Trustmark's web site at www.trustmark.com.

Trustmark's investor contacts are Zach Wasson, Executive Vice President and Chief Financial Officer (601-208-6816), and Joseph Rein, First Vice President (601-208-6898). Trustmark's media contact is Gray Wiggers, Senior Vice President (601-208-5942).

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TRUSTMARK CORPORATION


BY:        /s/ Louis E. Greer
           ------------------
           Louis E. Greer
           Chief Accounting Officer

DATE:      March 12, 2004